Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

7:00 am (ET) 12:00 noon (GMT)

Shire acquires FOSRENOL® patent rights

Basingstoke, UK – 23 March 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that it has acquired the rights to the global patents for FOSRENOL, excluding Japan, from AnorMED Inc. for a consideration of up to $31 million.

Under the terms of the agreement, Shire will pay AnorMED US$18 million when FOSRENOL is approved in the United States and US$7 million when FOSRENOL is approved in the relevant EU countries. In consideration of these payments, Shire’s royalty obligations to AnorMED shall cease throughout the world, except for Japan, and title to the patents will be transferred to Shire upon payment.

The agreement also provides Shire a 12 month option, to purchase the Japanese patents for US$6M to be paid upon approval in Japan. On the exercise of the option, Shire’s royalty obligations to AnorMED for FOSRENOL sales in Japan also cease. If the option is not exercised AnorMED will continue to be entitled to FOSRENOL royalties in Japan.

For further information please contact:

Investor Relations
Cléa Rosenfeld	+	44 1256 894 160

Media
Jessica Mann	+	44 1256 894 280

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system, gastrointestinal and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialisation, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of lanthanum carbonate (FOSRENOL®), METHYPATCH®, XAGRID® and the adult indication for ADDERALL XR®, the implementation of the planned reorganisation and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.